Exhibit 10.11

BERKSHIRE CAPITAL SECURITIES LLC
OFFICE SERVICE AGREEMENT

This Agreement is dated August 1, 2005 and is entered into between Berkshire Capital Securities LLC (“Berkshire Capital”) and Highbury Financial Inc. (“Highbury”).

Berkshire Capital and Highbury agree that Berkshire Capital will provide to Highbury for and in consideration of the fees set forth herein, office space and certain general and administrative services, as Highbury may require from time to time and as outlined below.

1.    BASIC TERMS.

A.	Monthly Fixed Fee for Office Services (as defined in Section 2 below): $7,500.00

B.	Facilities: 999 Eighteenth Street, Suite 3000, Denver, Colorado 80202 (the “Building”)

C.
Term: from the effective date of Highbury’s proposed initial public offering of its units pursuant to its Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on August 5, 2005, as amended (such Registration Statement, the “Registration Statement” and such date, the “Effective Date”) until the earlier of Highbury’s (i) failure to enter into a letter of intent, definitive agreement or agreement in principle with respect to a Business Combination (as defined in the Registration Statement) on any day during the 18-month period immediately following the Effective Date, and (ii) the failure to consummate a Business Combination on any day during the 24-month period immediately following the Effective Date (the “Term”)

2.    OFFICE SERVICES. Highbury shall be provided with the non-exclusive use of the Building and shall have access to the Building twenty-four (24) hours a day, seven (7) days a week. In exchange for the Monthly Fixed Fee for Office Services, Berkshire Capital agrees to provide the following base services: office cleaning, maintenance services, office supplies, electricity, heating and air conditioning to the Building, administrative support, including, but not limited to, information technology, secretarial and bookkeeping services as well as communications services such as unlimited use of Internet/Data, telephone, fax and photocopier (the “Office Services”). In addition, Highbury will have reasonable use of Berkshire Capital’s common area facilities. Highbury shall use the Building and auxiliary areas of the facilities solely for general office use in the conduct of Highbury’s business.

In order to accommodate the needs of potential multiple office clients, Berkshire Capital will have the right, upon ten (10) days’ written notice, to relocate Highbury to other offices in the Building and to substitute such other offices for the offices contracted herein, provided such other offices are substantially similar in area and configuration to Highbury’s contracted offices and provided Highbury shall incur no increase in the total monthly fee or any relocation cost or expense.

Highbury will not offer to any party in the Building any of the services which Berkshire Capital provides to Highbury.

Berkshire Capital will answer all incoming phone calls, unless otherwise mutually agreed, during normal business hours, as reasonably determined by Berkshire Capital.

Highbury acknowledges that due to the imperfect nature of verbal, written and electronic communications, Berkshire Capital shall not be responsible for damages, direct or consequential, which may result from the failure of Berkshire Capital to furnish any service, including but not limited to the conveying of messages, communications and other utilities or services required under this Agreement.

Highbury expressly agrees to waive the right to make any claim for damages, direct or consequential, arising out of any failure to furnish any utility, service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

Berkshire Capital will pay some of Highbury’s expenses and Highbury will remit the amount of such expenses to Berkshire Capital on a monthly basis, at no profit to Berkshire Capital.

3.    DURATION OF AGREEMENT. After expiration of the Term, the Agreement will automatically terminate. Prior to expiration of the Term, either party may terminate the Agreement upon 30 days’ advance written notice to the other party.

4.    PAYMENTS. The monthly invoices/statements for the Monthly Fixed Fee for Office Services will be billed in advance. Any amounts payable by Highbury for expenses paid by Berkshire Capital shall appear on the invoice for the month following the month in which Berkshire Capital has paid such expenses. Statements will be placed in the mailbox or faxed to Highbury on the first day of each month with payments due by the fifth day of each month. If the Term shall not commence on the first day of a month or end on the last day of a month, fees for any such month shall be prorated. All amounts payable hereunder shall be payable at the office of Berkshire Capital or to such other location or to any agent designated in writing by Berkshire Capital.

5.    DAMAGES AND INSURANCE. Highbury will not damage or deface the furnishings, walls, floors or ceiling. Highbury will not cause damage to any part of the Building or disturb the quiet enjoyment of any other licensee or occupant of the Building nor suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Building or the common area facilities. At the termination of this Agreement, Highbury will return the Building in as good of condition as when Highbury took possession, though normal wear and tear shall be expected. Berkshire Capital shall have the right to show the Building to prospective clients, provided Berkshire Capital will use reasonable efforts not to disrupt Highbury’s business.

Berkshire Capital and its respective directors, licensors, officers, agents, servants and employees shall not, to the extent permitted by law, except upon the affirmative showing of Berkshire Capital’s gross negligence or willful misconduct, be liable for, and Highbury waives all right of recovery against such entities and individuals for any damage or claim with respect to any injury to person or damage to, or loss or destruction of any property of Highbury, its employees, authorized persons and invitees due to any act, omission or occurrence in or about the Building. Without limitation of any other provision hereof, Highbury agrees to indemnify, defend, protect and hold Berkshire Capital and its respective directors, licensors, officers, agents, servants and employees harmless from and against all liability to third parties arising out of Highbury’s use and occupancy of the Building or actions or omissions of Highbury and its agents, employees, contractors, and invitees. Highbury further agrees that all personal property of Highbury, its agents, employees, contractors, and invitees, within or about the facilities of the Building shall be at the sole risk of Highbury.

The parties hereby waive any and all rights of recovery against each other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, to the extent such loss or damage is covered by any insurance policy.

If the Building is made unusable, in whole or in part by fire or other casualty not due to the negligence of Highbury, Berkshire Capital may, at its option, terminate the Agreement upon written notice to Highbury, effective upon such casualty, or may elect to repair, restore, or rehabilitate, or cause to be repaired, restored or rehabilitated, the Building, without expense to Highbury, within ninety (90) days or within such longer period of time as may be required because of events beyond Berkshire Capital’s control. The Monthly Fixed Fee for Office Services shall be abated on a pro rata basis for the period of time the Building is unusable.

6.    DEFAULT. Highbury shall be deemed to be in default under this Agreement: (a) if Highbury fails to pay the Monthly Fixed Fee for Office Services, (b) if Highbury fails to promptly and fully perform any other provisions of this Agreement and any such default continues in excess of five (5) business days after written notice by Berkshire Capital, or (c) if Highbury fails to comply with the laws or permit licensing rules and other requirements regulating the conduct of Highbury’s business. Should Highbury be in default hereunder, Berkshire Capital may terminate any or all of the services for the period of such default.

7.    MISCELLANEOUS.

A.
This is the only Agreement between the parties with respect to the subject matter hereof. All amendments to this Agreement shall be in writing and signed by all parties. Any attempted amendment shall be void. The invalidity or unenforceability of any provision hereof shall not affect the remainder hereof.

B.
All waivers must be in writing and signed by the waiving party. Berkshire Capital’s failure to enforce any provision of this Agreement or its acceptance of fees shall not be a waiver and shall not prevent Berkshire Capital from enforcing any provisions of this Agreement in the future. No receipt of money by Berkshire Capital shall be deemed to waive any default of Highbury or to extend, reinstate or continue the term hereof.

C.
In regard to the trust account that will hold substantially all of the offering proceeds Highbury expects to raise from the initial public offering of its units (the “Trust Account”), Berkshire Capital hereby waives any right of recourse against the Trust Account and agrees not to seek reimbursement, payment or satisfaction of any claim against the Trust Account.

D.	The laws of the State of Colorado without regard to the conflict of law principles shall govern this Agreement.

E.
Highbury represents and warrants to Berkshire Capital that there are no agents, brokers, finders or other parties with whom Highbury has dealt who are or may be entitled to any commission or fee with respect to this Agreement.

F.	Neither Highbury nor anyone claiming by, through or under Highbury shall assign this Agreement or permit the use of any portion of the Building by any person other than Highbury.

G.
All notices hereunder shall be in writing. Notices to Highbury shall be deemed to be duly given if hand-delivered to Highbury’s mailbox at 999 Eighteenth Street, Suite 3000, Denver, Colorado 80202. Notice to Berkshire Capital shall be deemed to be duly given if mailed by registered or certified mail, postage prepaid, to 535 Madison Avenue, New York, New York 10022.

H.
Highbury acknowledges that Berkshire Capital will comply with U.S. Postal Service regulations regarding client mail and, upon termination of this Agreement, it will be Highbury’s responsibility to notify all parties of termination of the use of the above-described address.

I.	Berkshire Capital may assign this Agreement and/or any fees hereunder and Highbury agrees to attorn any such assignee.

J.
Berkshire Capital shall not be liable for any interruption or error in the performance of its services to Highbury. Highbury waives any recourse against Berkshire Capital arising from the provision of such services, including, without limitation, any claim of business interruption or for any indirect, incidental, special, consequential or punitive damages, except for claims arising out of willful misconduct or from negligence by Berkshire Capital.

K.
Berkshire Capital will not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

L.
Berkshire Capital and its agents will have the right of access to the Building at any time for the purpose of (i) making any repairs, alterations and/or inspections that it deems necessary in its sole discretion for the preservation, safety or improvements of the facilities, or (ii) to show the facilities to prospective clients without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against Highbury.

M.
Failure of Berkshire Capital to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, or acceptance of full or partial payment during the continuance of any such breach, will not constitute a waiver of any such breach or any such term or condition. No term or condition of this Agreement required to be performed by Highbury and no breach thereof, will be waived, altered or modified, except by a written instrument executed by Berkshire Capital.

HIGHBURY FINANCIAL INC. 999 Eighteenth Street, Suite 3000 Denver, Colorado 80202	BERKSHIRE CAPITAL SECURITIES LLC 535 Madison Avenue New York, NY 10022

By:	By:

Title: President and Chief Executive Officer	Title: Chief Executive Officer
Date:	Date: